[Letterhead of Frederick & Warinner]




                          Independent Auditor's Report



To the Board of Managers
CLR Video, L.L.C.
Wetmore, Kansas

We have audited the accompanying balance sheets of CLR Video, L.L.C., (a limited liability company) as of December 31,1997 and 1996, and the statements of operations, members' equity and cash flows for the years then ended. These financial statements are the responsibility of CLR Video, L.L.C.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of CLR Video, L.L.C. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


FREDERICK & WARINNER


Lenexa, Kansas
January 22, 1998